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                                                                    Exhibit 10.3

                        SETTLEMENT, RELEASE, COVENANT NOT
                   TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

      WHEREAS, WILLIAM J. STERLING, individually and on behalf of all his successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as "Sterling"), and INSTINET GROUP INCORPORATED, on behalf of its parents, subsidiaries, divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as "Instinet"), have reached agreement with respect to all matters arising out of Sterling's employment with Instinet and the termination thereof;

      NOW, THEREFORE, in consideration of the mutual convenants and undertakings set forth herein, Sterling and Instinet agree as follows:

      1. Termination of Employment. By mutual agreement between the parties, Sterling's employment with Instinet shall terminate on June 27, 2003 ("Termination Date"). Through the Termination Date, Instinet will continue to pay Sterling at his current base salary of $400,000 per annum, with continuation of Instinet's benefit programs through such date. Sterling hereby resigns from each of his employment and director positions with Instinet and its affiliates, effective as of the Termination Date. Sterling shall execute and deliver such documents evidencing such resignations as Instinet may reasonably request from time to time.

      2. Vested Payments and Benefits. Neither Sterling's separation from Instinet nor this Agreement shall alter or affect in any way Sterling's vested and accrued rights, if any, to payments and benefits pursuant to the Instinet Stock Option Plan, Island Holding Stock Incentive Plan and any other employee benefit, welfare, retirement or equity plan maintained by Instinet.

      3. Separation Payments and Benefits. Instinet will pay Sterling the amounts described below, subject to the provisions of this Agreement. The payments to be provided by this paragraph 3 of the Agreement are in place of, and not in addition to, payments Sterling would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.


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            (a) Severance Payments. Sterling will be entitled to receive severance payments for a one-year period (the "Severance Period") at the rate of $400,000 per annum from the Termination Date through June 27, 2004. During the Severance Period, Sterling will be eligible to continue his current health and dental coverage for himself and his family through Instinet's US insurance carriers, but will not be eligible for life insurance, long-term disability insurance, 401(k) contributions or any other benefits.

            (b) Annual Bonus. Within ten days of the effectiveness of this Agreement, Instinet agrees to pay Sterling the sum of $675,000 as a bonus.

      4. Return of Instinet Property. Sterling agrees to return to Instinet by no later than the Termination Date, any and all property (including but not limited to files, records, computer software, computer access codes, home computers, laptop computers, pagers, Palm Pilots or PDAs, Blackberries, cellular phones, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof.

      5. Instinet and Island Options. Instinet and Sterling agree that all options granted by Instinet to Sterling under the Instinet 2000 Stock Option Plan or under the Island Holding Company Inc. Stock Incentive Plan will be governed by the terms and conditions provided in the respective plans and the relevant option agreements.

      6. Full Satisfaction. Sterling, by entering into this Agreement, accepts the benefits to be conferred on him hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement, including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as "employment relations laws"), as well as any claims arising from his Employment Agreement with The Island ECN dated June 20, 2001 as amended, tort,


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tortious course of conduct, contract, obligations of "good faith," public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs.

      7. (A) Release By Sterling. Sterling releases and discharges Instinet from any and all liability, and waives any and all rights of any kind and description that he has or may have against Instinet as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract (including without limitation Sterling's Employment Agreement with The Island ECN dated June 20, 2001, as amended, and any other employment agreements or contracts), public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs. The foregoing notwithstanding, Sterling's release and waiver do not apply to: (a) his rights arising out of this Agreement; (b) any rights that Sterling and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any accrued benefits which have vested under the terms of any qualified retirement or pension plans maintained by Instinet, as such plans may be amended from time to time; or (d) any rights that Sterling may have to indemnification under Instinet's general corporate indemnity for acts undertaken by Sterling within the scope of his duties while employed at Instinet.

            (B) Release By Instinet. Instinet releases and discharges Sterling from any and all liability, and waives any and all rights of any kind and description that it has or may have against Sterling as of the date of this Agreement, regarding which Instinet has actual knowledge or should have had knowledge, other than rights under this Agreement or arising as a result of any criminal act of Sterling.

      8. Non-Competition Covenant. For one year from the Termination Date, Sterling agrees that he will not, except with the express prior written consent of Instinet: (i) engage directly or indirectly in, or permit his name to be used by or in connection with, any business which shall provide securities brokerage services or financial services through the Internet or any similar medium of electronic commerce (including, without limitation, the business of an ECN, ATS or their equivalent), from an operational base located anywhere within the United States (the "Restricted Area"), but the foregoing shall not prevent Sterling from being employed by an


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entity which is in such business, provided that he is not involved in the day to day activities of such entity in such area; (ii) solicit or accept business from any vendor or supplier of Instinet which has a material adverse effect on such vendor's or supplier's relationship with Instinet, or (iii) approach or attempt to induce any person who is then in the employ of Instinet in the Restricted
Area to leave the employ of Instinet to join any entity with which Sterling is associated or employ or attempt to employ any such person or any person who at any time during the preceding three (3) months was in the employ of Instinet.

      9. Non-Disparagement. Sterling and Instinet each agree that except, for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid subpoena or court order, neither will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

      10. Unauthorized Disclosure. Without the prior written consent of Instinet, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event Sterling shall use his best efforts to consult with Instinet prior to responding to any such order or subpoena, Sterling shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Instinet or any of its Affiliates or (b) that Instinet or any of its Affiliates may receive belonging to suppliers, customers or others who do business with Instinet or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Sterling's breach of this paragraph).


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      11. Rights To Intellectual Property. Sterling acknowledges and agrees that
Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs, works of authorship, writings (whether or not copyrightable), inventions (whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Sterling directly or indirectly managed, developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the "Instinet Intellectual Property"). All Instinet Intellectual Property is deemed to be "work made for hire "pursuant to the United States Copyright Act of 1976 (the "Act") and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this section will still control and, for the consideration set forth herein, Sterling hereby irrevocably and absolutely assigns, sets over and grants to Instinet the Instinet Intellectual Property and all of his rights therein. Sterling further agrees to deliver or execute such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

      12. Consultation and Cooperation By Sterling. Sterling agrees to make himself reasonably available to Instinet during the Severance Period to respond to requests by Instinet for information concerning facts or events relating to Instinet that may be within his knowledge. Sterling will cooperate fully with Instinet in connection with any or all future litigation or regulatory proceedings brought by or against Instinet to the extent Instinet reasonably deems Sterling's cooperation either necessary or helpful. In the event that Instinet requires Sterling's cooperation, Instinet agrees to pay any of Sterling's reasonable expenses in providing such cooperation (such as travel and accommodations). With due regard to Sterling's other commitments, Instinet agrees that, should Sterling need to devote more than minimal time to consultation and cooperation pursuant to this paragraph, the parties will agree a reasonable per diem fee to compensate Sterling for his time and efforts.


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      13. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

      14. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Sterling and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Sterling and Instinet. This Agreement has been entered into by Sterling and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

      15. Injunctive Relief. Sterling acknowledges that a violation on Sterling's part of this Agreement, including in particular violation of the provisions of paragraphs 8, 9, and 10 would cause irreparable damage to Instinet. Accordingly, Sterling agrees that Instinet is entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

      16. Challenge to Release. Sterling agrees that, without limiting Instinet's remedies, should he commence, continue, join in, or in any other manner attempt to assert through litigation or proceeding (a "Release Challenge") any claim released in connection herewith, Instinet shall not be required to make any further payments to Sterling pursuant to this Agreement and that Instinet shall be entitled to recover all payments already made by it (including interest thereon) pursuant to paragraph 3 hereof, in addition to all damages, attorney's fees and costs, Instinet incurs in connection with the Sterling's Release Challenge. Sterling further agrees that Instinet shall be entitled to the repayments and recovery of damages described above, in connection with such Release Challenge, without waiver of or prejudice to the release granted by him in connection with this Agreement.

      17. Attorney Fees. The parties agree that, in any suit brought by either party for breach of this Agreement by the other, the non-prevailing party will be liable for the reasonable attorneys fees of the prevailing party.


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      18. Execution.

            a. Sterling acknowledges that he has had a reasonable and adequate opportunity from his receipt of this document to review it. Upon execution, Sterling or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Sterling.

            b. Following his signing of the Agreement, Sterling has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Sterling signs this Agreement to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, NY 10036. If Sterling does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Sterling gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

      19. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. An action for breach of this Agreement may be brought in any court of competent jurisdiction located in New York.

      20. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

      THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this 27th day of June, 2003.

WILLIAM J. STERLING                           INSTINET GROUP INCORPORATED


  /s/ William J. Sterling                     By: /s/ Paul A. Merolla
--------------------------                        ------------------------------
                                                  Paul A. Merolla
                                                  General Counsel


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                 STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW:

INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                              WILLIAM J. STERLING



                                              Signed: /s/ William J. Sterling
                                                      --------------------------


THIS IS A RELEASE. READ CAREFULLY BEFORE SIGNING.


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